Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction
HashiCorp (Australia) Pty Ltd	Australia

HashiCorp (Bulgaria) EOOD	Bulgaria

HashiCorp Sales & Marketing (Canada) Inc.	Canada

HashiCorp France Sarl	France

HashiCorp Germany GmbH	Germany

HashiCorp (India) Private Limited	India

HashiCorp (Singapore) Pte. Ltd.	Singapore

HashiCorp (Italy) S.r.l.	Italy

HashiCorp (Japan) K.K.	Japan

HashiCorp Netherlands B.V.	Netherlands

HashiCorp Sweden AB	Sweden

HashiCorp UK Limited	UK

HashiCorp Federal, Inc.	Delaware